UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

August 28, 2014

____________________________

MEDICAL IMAGING CORP.

(Exact name of registrant as specified in charter)

NEVADA

(State or other Jurisdiction of Incorporation or Organization)

333-1364363	848 N. Rainbow Blvd. #2494 Las Vegas, Nevada 89107	98-0493698
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(877) 331-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement.

On August 28, 2014, Medical Imaging Corp. (the “Company”) entered into a Purchase Agreement with the owner of three diagnostic imaging companies (the “Businesses”) located in the Fort Myers Florida area (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, the Company is to purchase from the owner all of the outstanding membership interests of the Businesses for an aggregate purchase price of $1.8 million. Under the terms of the Purchase Agreement, the Company has made a refundable payment of $20,000 to the owner of the Businesses, which will be credited against the purchase price at closing.

Consummation of the transaction is subject to certain customary closing conditions, including, among other things, the satisfactory completion of the Company’s due diligence review of the Businesses, the continued regulatory compliance of the Businesses, the completion of a financial audit of the Businesses which shall be acceptable to the Company, and the continued employment of specified personnel of the Businesses. Additionally, the acquisition of the Businesses may be abandoned by the Company at any time, in its sole discretion. The Company will have to obtain financing for the purchase price, and there can be no assurance that the Company will be able to obtain the necessary funds on terms acceptable to it or at all. Subject to the satisfaction or waiver of all closing conditions, and obtaining the necessary financing, the Company expects to close the transaction by October 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Medical Imaging Corp.
(Registrant)

Dated: September 2, 2014	By:	/s/ Mitchell Geisler
Name: Mitchell Geisler
Title: Chief Executive Officer

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